EXHIBIT 28(d)17 UNDER FORM N-1A

EXHIBIT 10 UNDER ITEM 601/REG. S-K

Amendment #2 to EXHIBIT A

to the

Investment Advisory Contract

Federated Muni and Stock Advantage Fund

This Amendment #2 to Exhibit A to the Investment Advisory Contract between Federated Equity Management Company of Pennsylvania and Federated Income Securities Trust was approved at a board meeting on May 15, 2014.

For all services rendered by the Adviser hereunder, the above-named Fund of the Trust shall pay to the Adviser and the Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to 0.65 of 1% of the average daily net assets of the Fund.

The portion of the fees based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of 0.65 of 1% applied to the daily net assets of the Fund.

The advisory fee so accrued shall be paid to the Adviser daily.

Witness the due execution hereof this 1st day of June, 2014.

Federated Equity Management Company of Pennsylvania

By: /s/ John B. Fisher

Name: John B. Fisher

Title: President/CEO

Federated Income Securities Trust

By: /s/ J. Christopher Donahue

Name: J. Christopher Donahue

Title: President